Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Binah Capital Group, Inc. on Form S-1 of our report dated December 13, 2024, with respect to our audits of the financial statements of Kingswood Acquisition Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 5, 2025 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements of Kingswood Acquisition Corp. appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 14, 2025